Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 22, 2008, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in reportable segments discussed in Notes 1, 3, 6 and 20 as to which the date is May 28, 2008, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Hubbell Incorporated’s Current Report on Form 8-K dated May 28, 2008. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Stamford, Connecticut
May 28, 2008